Exhibit 21.1

MICROCHIP TECHNOLOGY INCORPORATED

LIST OF SIGNIFICANT SUBSIDIARIES

Microchip Technology (Thailand) Co., Ltd.

14 Moo 1, T. Wangtakien

A. Muang Chacherngsao

Chacherngsao  24000

Thailand

Microchip Technology (Barbados) Incorporated

Hastings Business Services Limited

Hastings, Christ Church

Barbados